Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports First Quarter 2015 Results

•	First quarter 2015 orders increase 15% over prior year to $92.9 million

•	John J. Perrotti appointed Chairman of the Board

ELMIRA, N.Y., May 7, 2015 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its first quarter ended March 31, 2015.

Net sales (“sales”) for the quarter were $69.1 million, essentially unchanged from the prior year’s first quarter after considering the impact of unfavorable foreign currency translation of $2.5 million. Orders for the quarter increased 15% to $92.9 million, compared with $81.0 million in the prior-year period. This increase was driven by demand for the Company’s grinding machines, especially in Europe.

Net loss was $1.4 million, or $0.11 per diluted share for the quarter, compared with net loss of $0.5 million, or $0.04 per diluted share, in the prior year’s first quarter.

Richard L. Simons, President and Chief Executive Officer, commented, “Revenue for the quarter was in line with our expectations. As in 2014, we anticipated that we would have a slow start to 2015 given the effect that the Chinese Lunar New Year holiday has on our results. We were especially pleased with our strong order levels for the quarter. Orders were up double digit percentages in all of our geographic regions compared with last year’s first quarter, and orders for our specialized grinding machines were the key contributor to our order growth. During the quarter we also received our first orders for our newly acquired Voumard product line. We believe this demonstrates the strength of the brand acquired last September and the market opportunities it presents."

Mr. Simons added, “With orders in excess of $90 million for the second consecutive quarter, backlog is at the highest level it has been in nearly two years. Thus, despite headwinds with currency exchange rates, we anticipate second quarter sales to be in the mid $80 million range. As always, variables that impact the level of recognized quarterly sales include our dependency upon timing of customer acceptances for large customized equipment orders. Such timing can be impacted by customer travel schedules, receipt of test material, readiness of the customer facilities and our ability to finalize complex and demanding processes to meet their requirements. However, as we look out over the year, given the recent order trend and our current pipeline, our confidence in our expectations for solid growth in 2015 has been bolstered."

-MORE-

Hardinge Reports First Quarter 2015 Results
May 7, 2015

Quarterly Orders by Region ($ in thousands)
	Quarter Ended
	March 31, 2015		March 31, 2014		December 31, 2014
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	27,354	29%	24,361	12%	31,467	(13)%
Europe	31,294	34%	28,437	10%	31,302	—%
Asia	34,279	37%	28,241	21%	31,582	9%
Total	92,927		81,039	15%	94,351	(2)%

Net orders (“orders”) during the quarter were $92.9 million, reflecting 15% improvement over the prior-year period. Excluding the impact of foreign currency translation, orders for the quarter were up 18% over the prior year. The quarter benefited from two large orders in excess of $5 million each, one for the European auto industry and the other for the Chinese consumer electronic industry. The Company’s order backlog of
$128.1 million at March 31, 2015 is the highest backlog level since June 2013.

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	March 31, 2015		March 31, 2014		December 31, 2014
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	26,305	38%	23,203	13%	28,636	(8)%
Europe	22,929	33%	25,305	(9)%	31,102	(26)%
Asia	19,894	29%	22,342	(11)%	33,270	(40)%
Total	69,128		70,850	(2)%	93,008	(26)%
____________________
Note: Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

First Quarter Review

Sales of $69.1 million were essentially flat year-over-year after considering the impact of unfavorable foreign currency translation of $2.5 million. Sales to the North America market increased over the prior-year period as improved economic activity and industrial capacity utilization in the U.S. led to investments in production. Reduced sales to Europe and Asia were largely a result of unfavorable currency translation and offset sales growth in North America.

Gross profit of $18.2 million declined $1.0 million compared with the prior-year period. Gross profit was favorably impacted by increased levels of machine production, particularly at the Company’s European grinding facility. However, an inventory valuation adjustment of approximately $0.7 million at one of its European subsidiaries, combined with $0.6 million of unfavorable foreign currency translation more than offset the improvement realized by increased production levels. Gross margin as a percent of sales declined to 26.4%, compared with 27.1% in the first quarter of 2014.

Selling, general and administrative (“SG&A”) expense increased by $0.5 million compared with the prior-year period to $19.6 million, or 28.4% of sales. SG&A increases were primarily related to our investments for growth in the recently acquired Voumard business, increased expenses to support the higher demand for grinding machines, and expansion of the Company’s Forkardt businesses in China and India. These increases were partially offset by $0.7 million of favorable foreign currency translation when compared with the prior-year period.

-MORE-

Hardinge Reports First Quarter 2015 Results
May 7, 2015

Operating loss was $1.4 million, compared with an operating loss of $0.3 million in the prior-year period.

Flexible Balance Sheet for Strategic Investments

Cash and cash equivalents at March 31, 2015 were $18.3 million. Total debt was $15.1 million, a reduction of $1.1 million from December 31, 2014 levels.

Chairman Appointed

On May 5, 2015, Hardinge's Board of Directors voted to separate the positions of Chairman of the Board and Chief Executive Officer. As a result, John J. Perrotti was elected to succeed Richard L. Simons as Chairman of the Board. Mr. Perrotti, age 54, has served as a director of the Company since 2003 and had been serving as the Company's Lead Independent Director since 2014. Mr. Perrotti has spent over 20 years as a machine tool company executive with Gleason Corporation, a global, privately-held manufacturer of gear production equipment. He is a Director of Gleason and has served as its President and Chief Executive Officer since 2005. He has an M.B.A from the Simon School of Business at the University of Rochester.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com/ir/events.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at www.hardinge.com/ir/events.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, May 14, 2015. To listen to the archived call, dial (404) 537-3406 and enter conference ID number 24789822. Alternatively, the archive can be heard on the Company’s website at www.hardinge.com/ir/events. A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

-MORE-

Hardinge Reports First Quarter 2015 Results
May 7, 2015

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

-MORE-

Hardinge Reports First Quarter 2015 Results
May 7, 2015

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)

Sales	$69,128	$70,850
Cost of sales	50,880	51,630
Gross profit	18,248	19,220
Gross profit margin	26.4%	27.1%

Selling, general and administrative expenses	19,600	19,120
Other expense, net	65	391
Loss from operations	(1,417)	(291)
Operating margin	(2.0)%	(0.4)%

Interest expense	157	243
Interest income	(17)	(20)
Loss from continuing operations before income taxes	(1,557)	(514)
Income taxes	(149)	157
Net loss from continuing operations	(1,408)	(671)

Gain from disposal of discontinued operation, net of tax	—	218

Net loss	$(1,408)	$(453)

Per share data:

Basic loss per share:
Continuing operations	$(0.11)	$(0.05)
Discontinued operations	—	0.01
Basic loss per share	$(0.11)	$(0.04)

Diluted loss per share:
Continuing operations	$(0.11)	$(0.05)
Discontinued operations	—	0.01
Diluted loss per share	$(0.11)	$(0.04)

Cash dividends declared per share:	$0.02	$0.02

Weighted avg. shares outstanding: Basic	12,742	12,499
Weighted avg. shares outstanding: Diluted	12,742	12,499

-MORE-

Hardinge Reports First Quarter 2015 Results
May 7, 2015

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$18,300	$16,293
Restricted cash	3,019	3,151
Accounts receivable, net	55,600	62,877
Inventories, net	116,281	111,821
Other current assets	13,818	10,545
Total current assets	207,018	204,687

Property, plant and equipment, net	65,375	65,874
Goodwill	6,718	6,698
Other intangible assets, net	29,870	30,217
Other non-current assets	4,119	3,844
Total non-current assets	106,082	106,633
Total assets	$313,100	$311,320

Liabilities and shareholders’ equity
Notes payable to bank	$124	$—
Accounts payable	27,128	25,592
Accrued expenses	22,810	25,071
Customer deposits	16,077	12,736
Accrued income taxes	1,682	646
Deferred income taxes	2,326	2,332
Current portion of long-term debt	4,247	3,972
Total current liabilities	74,394	70,349

Long-term debt	10,740	12,253
Pension and postretirement liabilities	52,558	53,119
Deferred income taxes	2,467	2,516
Other liabilities	3,548	3,487
Total non-current liabilities	69,313	71,375
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,847,716 issued and outstanding as of March 31, 2015, and 12,825,468 issued and 12,821,768 outstanding as of December 31, 2014)	128	128
Additional paid-in capital	120,900	120,538
Retained earnings	86,112	87,777
Treasury shares (at cost, none as of March 31, 2015, and 3,700 as of December 31, 2014)	—	(46)
Accumulated other comprehensive loss	(37,747)	(38,801)
Total shareholders’ equity	169,393	169,596
Total liabilities and shareholders’ equity	$313,100	$311,320

-MORE-

Hardinge Reports First Quarter 2015 Results
May 7, 2015

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Operating activities
Net loss	$(1,408)	$(453)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,338	2,531
Debt issuance costs amortization	10	14
Deferred income taxes	(64)	205
Loss (gain) on sale of assets	8	(42)
Gain on sale of business	—	(218)
Unrealized foreign currency transaction loss (gain)	1,309	(325)
Changes in operating assets and liabilities:
Accounts receivable	6,640	5,468
Inventories	(4,821)	1,705
Other assets	(2,605)	(1,389)
Accounts payable	2,083	(1,540)
Customer deposits	3,378	(1,683)
Accrued expenses	(3,021)	(5,453)
Accrued pension and postretirement liabilities	(34)	(22)
Net cash provided by (used in) operating activities	3,813	(1,202)

Investing activities
Capital expenditures	(699)	(325)
Proceeds from sales of assets	—	48
Net cash used in investing activities	(699)	(277)

Financing activities
Proceeds from short-term notes payable to bank	10,212	4,455
Repayments of short-term notes payable to bank	(10,088)	(4,455)
Repayments of long-term debt	(1,458)	(5,792)
Dividends paid	(255)	(249)
Net proceeds from sales of common stock	—	5,202
Net cash used in financing activities	(1,589)	(839)

Effect of exchange rate changes on cash	482	94
Net increase (decrease) in cash	2,007	(2,224)

Cash and cash equivalents at beginning of period	16,293	34,722

Cash and cash equivalents at end of period	$18,300	$32,498

-END-